                                                                Exhibit 8.3


                 [Letterhead of Nutter, McClennen & Fish, LLP]

                              September 26, 1997



Meditrust
197 First Avenue
Needham, Massachusetts 02194

  Re:  Santa Anita Realty Enterprises, Inc. and
       Santa Anita Operating Company -- Joint
       Registration Statement on Form S-4 (File Nos. 333-34831 and 333-34831-01)
       -------------------------------------------------------------------------

Ladies and Gentlemen:

     In connection with the above-referenced joint registration statement (the "Joint Registration Statement") regarding the proposed merger of Meditrust, a Massachusetts business trust ("Meditrust"), and Meditrust Acquisition Company, a Massachusetts business trust ("MAC"), into Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Realty"), and Santa Anita Operating Company, a Delaware corporation ("Operating Company"), respectively (the "Mergers"), pursuant to the Third Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997 by and between Realty, Operating Company, Meditrust and MAC (the "Merger Agreement"), you have requested our opinion regarding certain federal income tax matters related to Meditrust. Capitalized terms used in this letter and not otherwise defined herein have the meanings assigned to such terms in the Joint Registration Statement or the Merger Agreement.

     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

     In rendering our opinion we examined such records, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Merger Agreement, (2) the Joint Registration Statement (including all amendments made through the date hereof), (3) the opinion of O'Melveny and Myers LLP of even date herewith regarding certain federal income tax matters, and (4) such other documents and information provided by Meditrust, MAC, Realty and Operating Company as we deemed relevant to our opinion.
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Meditrust
September 26, 1997
Page 2



     In addition, Meditrust, MAC, Realty and Operating Company have each provided us with a certificate (the "Officers' Certificates") executed by duly appointed officers of each of such companies setting forth certain representations relating to the Mergers. We have also relied on the statements in the Joint Registration Statement, the Merger Agreement and other documents relating to the Merger (the "Documents") regarding the operation and ownership of Meditrust, MAC, Realty and Operating Company. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification and that no action will occur from the date hereof until the Mergers that is inconsistent with such representations.

      We have assumed for the purposes of this opinion that (1) the Mergers and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Joint Registration Statement (including satisfaction of all covenants and conditions therein without amendment or waiver thereof), (2) the Mergers will qualify as mergers under the applicable laws of Massachusetts and Delaware, (3) each of Meditrust, MAC, Realty and Operating Company will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury
Regulations thereunder, and (4) the Merger Agreement and all other documents and instruments referred to therein or in the Joint Registration Statement are valid and binding in accordance with their terms. We confirm to you, however, that we are not aware of any facts that would lead us to believe that any of these assumptions is false in any material way.

     We have also assumed in rendering the opinion set forth herein (1) the genuineness of all signatures on documents we have examined, (2) the authenticity of all documents submitted to us as originals, (3) the conformity to the original documents of all documents submitted to us as copies, (4) the conformity of final documents to all documents submitted to us as drafts, (5) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (6) the accuracy and completeness of all records made available to us, (7) the factual accuracy of all representations, warranties and other statements made by all parties, and (8) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter. No facts have come to our attention, however, that would cause us to question the accuracy of any documents, certificates, statements, representations, warranties or covenants in a material way.
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Meditrust
September 26, 1997
Page 3



     Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by Meditrust, MAC, Realty and Operating Company as to the federal income tax consequences of any aspect of the Mergers.

     Based solely upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax laws, that the Mergers will be treated for federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code. Alternatively, with respect to the merger of MAC into Operating Company, it is our opinion, under presently applicable federal income tax laws, that the merger will be treated as a tax-free transaction pursuant to Section 351 of the Code.

     Other than as expressly stated above, we express no opinion on any issue relating to the Mergers that are the subject of the Joint Registration Statement. In particular, our opinion addresses the matters set forth above under U.S. federal income tax law only, and no opinion is expressed under the provisions of any foreign, state or local tax law.

     Although this opinion reflects our conclusions as to the application of current law to the facts and transactions described herein, we can offer no assurance that contrary positions will not be asserted by the Internal Revenue Service or that the Internal Revenue Service or a court of law will not rule otherwise. We undertake no responsibility to apprise you of any developments in the applicable law after the date of this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Joint Registration Statement and to the use of the name of our firm therein and under the caption "Material Federal Income Tax Treatment of the Mergers" in the Joint Registration Statement.


                                       Very truly yours,



                                       NUTTER, McCLENNEN & FISH, LLP